Exhibit 10.1

REGIONAL STRATEGIC PARTNERSHIP FUND

CONVERTIBLE LOAN AGREEMENT

BETWEEN

MINISTRY OF BUSINESS,

INNOVATION AND EMPLOYMENT

AND

SUNSCOUT NEW ZEALAND LIMITED

FOR

SUNSCOUT PRODUCT DEVELOPMENT PROJECT

PART 1: TRANSACTION-SPECIFIC TERMS

KEY TERMS

1	Parties	MINISTRY

The Sovereign in right of New Zealand, acting by and through the Ministry of Business, Innovation and Employment (Ministry).

Borrower

SunScout New Zealand Limited (formerly Brightway Energy Limited), NZBN 9429048418324, registration number 8044476, with registered office at 83 Johnstone Drive, Fitzherbert, Palmerston North, 4410, New Zealand (Borrower).

Guarantor

SunScout Limited, NZBN 9429050858057, registration number 8484393, with registered office at 83 Johnstone Drive, Fitzherbert, Palmerston North, 4410, New Zealand (Guarantor).

2	Background

Through Kānoa - the Regional Economic Development and Investment Unit (Kānoa), the Ministry is responsible for administering the Regional Strategic Partnership Fund, which aims to create more productive, resilient, inclusive, sustainable and Māori-enabling economies in regional New Zealand.

The Borrower is a limited liability company established pursuant to the Companies Act 1993, and has developed a 100% solar-powered robotic lawn mower, intended to be a substitute for fossil fuel-powered lawnmowers.

The Borrower has sought a funding contribution from the Ministry for the purposes of the Project described below. The Ministry has agreed to contribute funding by way of a convertible loan on the terms and conditions of this Loan Agreement (Agreement).

The Borrower has agreed that the Amounts Outstanding may be Converted into ordinary shares in the Borrower as provided in this Agreement.

The transaction-specific terms of this Agreement are set out in this Part 1, including some defined terms. Additional defined terms and rules of interpretation and the full general terms and conditions are set out in Part 2.

3	Project	The Facility will be used in part to fund the acquisition of Brunton Engineering Limited, the assets and business (Project Assets) of which will be transferred to the Borrower (the Acquisition), and otherwise to repay debt of and provide working capital for the Borrower, for the purposes of the design and operation of a re-fitted production plant to assemble solar-powered robotic lawnmowers in Palmerston North(the Project).

Facility

4	Facility Limit	$3,000,000 in total (Facility Limit), plus capitalised interest.

5	Loan Drawdown Availability Period	Drawdowns can be made during the period commencing on (and including) the date of Financial Close, to (and including) the date that is three (3) months after the Scheduled Practical Completion Date (Availability Period).

6	Drawdown	The Borrower may draw down the Facility in accordance with clause 3 (Conditions of Advances) of Part 2.

RSPF Loan Agreement for Sunscout Product Development Project with Kānoa, MBIE

7	Interest Rate	11.84% per annum (the Interest Rate) (Fixed Rate).

8	Payment of interest

Each anniversary of the first Drawdown Date up to (and including) the Maturity Date is an “Interest Payment Date”.

For each Interest Period, interest will accrue at the Interest Rate on the Principal Amount and is payable in arrears on the corresponding Interest Payment Date, in accordance with clause 7 (Interest) of Part 2.

The Borrower will make payments of interest by direct credit to the Ministry’s nominated bank account (as may be advised from time to time).

Interest accruing in the period from the first Drawdown Date to the second Interest Payment Date will be capitalised and added to the Principal Amount on the last day of each Interest Period, and such capitalised interest will then itself bear interest during subsequent Interest Periods.

9	Interest Periods

Each Interest Period is a period of 12 months ending on (but not including) an Interest Payment Date.

The first Interest Period commences on (and includes) the first Drawdown Date, and each subsequent Interest Period commences on (and includes) the last day of the previous Interest Period.

The last Interest Period ends on the Maturity Date.

10	Default Rate	The Interest Rate, plus 5% per annum.

11	Repayment

In addition to payments of interest pursuant to item 8 (Payment of interest), the Borrower will repay the Principal Amount by making five (5) equal annual payments to the Ministry. Each such payment will be:

(a)	made on an Interest Payment Date, commencing on the third Interest Payment Date, and on each subsequent Interest Payment Date thereafter; and

(b)	applied in repayment of the outstanding Principal Amount.

Following the end of the Availability Period, the Ministry will provide to the Borrower a repayment schedule setting out the amounts to be repaid by the Borrower, the manner in which such payments are to be made, and the dates on which such payments are to be made (the Repayment Schedule).

The Borrower will repay all Amounts Outstanding in full on the Maturity Date.

The Amounts Outstanding (or part of them) may be repaid by Conversion in accordance with Schedule 3. The Relevant Amounts Outstanding (as defined in Schedule 3) shall be deemed to be repaid on the Conversion Date.

RSPF Loan Agreement for Sunscout Product Development Project with Kānoa, MBIE

12	Maturity Date	The date that is seven (7) years following the first Drawdown Date (the Maturity Date).

13	Conversion of Facility	The Ministry may elect to Convert some or all of the Amounts Outstanding into Conversion Shares in accordance with the terms set out in Schedule 3.

14	Security	The Facility will be secured by the Borrower in favour of the Ministry by the following:

●	registered first or second-ranking general security deed or agreement, as required by the Ministry, to be granted by the Borrower in favour of the Ministry in respect of all of its present and after-acquired property; and

●	guarantee by the Guarantor for all obligations of the Borrower,

(each a Security Document and together the Security Documents).

15	Co-Funding	The Borrower will contribute and/or procure the following co-funding, which must be at least 50% of the Project Costs, in accordance with the Project Budget:

●	From the Guarantor: $3,000,000 excluding GST or at least 50% of the Project Costs, in the form of cash (the Co-Funding).

16	Key Personnel	Edwin Cywinski (Project Manager);

(the Key Personnel).

17	Land	112 Kaimanawa Street, Kelvin Grove, Palmerston North 4414, and all buildings and improvements on that land, as set out in Record of Title 67978 and as described in the Lease (the Land).

18	Acquisition Contract(s)	The Acquisition Contract(s) is/are:

●	the agreement for sale and purchase of the Project Assets between the Borrower as purchaser and Brunton Engineering Limited as vendor; or

●	any other agreement for sale and purchase of assets by which the Borrower, with the Ministry’s consent (not to be unreasonably withheld), acquires the necessary assets to carry out the Project.

19	Operating Documents	The following documents shall constitute Operating Documents:

●	the lease over the Land between the Borrower as lessee and Woodsmyth Limited as lessor (the Lease);

●	the funding agreement dated 11 May 2023 between Callaghan Innovation and the Guarantor

●	the contract between the Borrower and MAF Digital Laboratory for ongoing product development;

●	the distribution agreement for the Asia-Pacific market between the Borrower and Steelfort Engineering Company Limited or an alternative distributor;

●	any other material agreement in relation to the operation of the Project Asset(s) entered into by the Borrower with the Ministry’s consent.

RSPF Loan Agreement for Sunscout Product Development Project with Kānoa, MBIE

20	Additional Transaction Documents	The following documents shall constitute Additional Transaction Documents:

●	the landlord direct deed in relation to the Lease between Woodsmyth Limited, the Borrower and the Ministry;

●	the priority deed in the form required by the Ministry between the Borrower, the Ministry; and

	◌	Venture Capital Bank (if Venture Capital Bank provides Additional Permitted Financial Indebtedness) agreeing that the Ministry’s security will rank in priority; and/or

	◌	a New Zealand registered bank which provides Additional Permitted Financial Indebtedness to the Borrower.

●	the Shareholders’ Agreement in a form satisfactory to the Ministry.

21	Financial Year	The financial year of the Borrower, ending on 31 March (the Financial Year).

22	Additional Permitted Financial Indebtedness	Additional Permitted Financial Indebtedness means:

●	a loan facility of up to $500,000 from Venture Capital Bank; and/or

●	a loan facility with a New Zealand registered bank,

but in aggregate, such facility or facilities must not exceed NZ$1,000,000 unless otherwise approved by the Ministry.

23	Additional Permitted Security	Additional Permitted Security means:

●	any security for a facility from Venture Capital Bank, provided that the maximum amount secured by such security is no greater than $500,000, and where such security ranks behind the Ministry’s security under a priority arrangement in form and substance satisfactory to the Ministry; and/or

●	any security for a facility with a New Zealand registered bank provided that the maximum amount secured by such security is no greater than $1,000,000, and where such security is provided subject to a priority arrangement in form and substance satisfactory to the Ministry, provided that the aggregate exposure of the Borrower and the Guarantor in respect of such Financial Indebtedness is no greater than $1,000,000

24	Scheduled Practical Completion Date	The date that is one (1) year after the first Drawdown Date (the Scheduled Practical Completion Date).

RSPF Loan Agreement for Sunscout Product Development Project with Kānoa, MBIE

25	Additional Conditions to Advances	Additional Conditions to Advances means:

●	In respect of the first Advance the Borrower has provided evidence to the Ministry’s satisfaction that immediately following the first Advance being drawn down by the Borrower:

(a)	the Acquisition will be completed and that all the Project Assets will be transferred to the Borrower; and

(b)	all indebtedness of Brunton Engineering Limited will have been repaid except to the extent that it comprises Additional Permitted Financial Indebtedness;

●	In respect of each Advance other than the first Advance, the Borrower has provided evidence to the Ministry’s satisfaction that the conditions in (a) and (b) of the above bullet point have been satisfied;

●	the Borrower has contributed at least $2,000,000 in equity contributions to the Project as Co-Funding;

●	The Borrower has provided a schedule of invoices for the claimed Eligible Costs in accordance with the Project Budget and that are to be recovered from the relevant Advance, with which the Ministry is satisfied;

●	The Ministry is satisfied (in its absolute discretion) with the amount of Co-Funding that has been paid into the Project Account and/or used to meet Eligible Costs in accordance with the Project Budget; and

●	For Advances which in aggregate exceed the first $2,000,000 of the Facility Limit, the Ministry is satisfied that:

(a)	of the first $2,000,000 of the Facility Limit, no more than $1,400,000 has been used to fund the Acquisition; and

(b)	the Guarantor has carried out a capital raise (subsequent to and separate from any capital raise carried out as part of the Co-Funding for the first $2,000,000 of the Facility Limit) and has secured equity Co-Funding of at least $1,000,000 (or otherwise that the Guarantor has been unable to raise $1,000,000, but the Borrower and the Guarantor have procured and paid into the Project Account at least $1,000,000 by a combination of equity Co-Funding and bank debt).

26	Additional Undertakings	The Borrower undertakes to comply with the following Additional Undertakings:

●	to complete the Acquisition, and to fund the Acquisition with a maximum of $1,400,000 drawn from the Facility (within that limit, the Ministry consents to this use of proceeds for the purpose of clause 2.2 (Purpose) in Part 2); or

●	to complete the leasing of the Land and set-up of a new assembly line for the manufacturing of the SunScout products;

●	to use reasonable endeavours to deliver broader procurement outcomes (where appropriate) through the Project, including for example:

	o	participation of Māori businesses and local firms to deliver goods, services and capital works to support improved supplier diversity and local opportunity;

	o	supporting local people into local job opportunities and improved conditions for workers to improve wellbeing in regions; and

	o	supporting the transition to a net zero emissions economy and reduction in waste to support meeting the Government’s goals.

It will also be an Additional Undertaking that the Borrower and the Guarantor undertake to procure that the Shareholders’ Agreement is not amended, restated, varied, and/or replaced without the Ministry’s approval, such approval not to be unreasonably withheld.

RSPF Loan Agreement for Sunscout Product Development Project with Kānoa, MBIE

27	Additional Events of Default	For purposes of clauses 17.4, 17.5, 17.6, 17.7, 17.9, 17.11, 17.12, 17.13, 17.14, 17.16 or 17.17 of Part 2, respectively, references to a “Related Party” shall refer to the Guarantor only.

For purposes of clauses 17.1 (Obligations under Finance Documents), 17.3 (Negative Undertakings), and 17.8 (Change in Control), “the Borrower” shall mean each of the Borrower and the Guarantor.

28	Events of Review	Each of the events and circumstances set out below is an Event of Review:

		●	the Borrower moving the Project to a location different from the one set out in the Project description in item 3 (Project);

		●	the Project falling more than 90 days behind schedule, based on the Project Plan provided to the Ministry as a Condition Precedent;

		●	completion of the Acquisition being delayed beyond the Expiry Date , or the sale and purchase agreement listed in item 20 (Additional Transaction Documents) being terminated; and

		●	the occurrence of an Insolvency Event in respect of Brunton Engineering Limited prior to the later of Financial Close or the completion of the Acquisition.

29	Conditions Precedent	The Borrower will deliver the following documents to the Ministry, each in form, substance and manner satisfactory to the Ministry in its sole discretion:

		●	a duly executed original of the Agreement;

		●	a duly executed original or certified copy of each Security Document;

		●	evidence that the security interests created under the Security Documents have been registered;

		●	a duly executed copy of each Operating Document;

		●	evidence that any Additional Permitted Financial Indebtedness satisfies the requirements of item 22;

		●	a duly executed original of each Additional Transaction Documents;

		●	a certificate of a director of each of the Borrower and the Guarantor, in the form set out in Schedule 2, attaching the documents referred to in that certificate;

		●	written confirmation that all necessary Authorisations have been obtained and copies of those Authorisations;

		●	a complete set of consolidated financial accounts and forecasts, including consolidated cashflow, profit and loss and balance sheet forecasts, with revenue assumptions, in relation to the Borrower and the Guarantor;

		●	a complete set financial accounts and forecasts for Brunton Engineering Limited;

RSPF Loan Agreement for Sunscout Product Development Project with Kānoa, MBIE

●	a copy of the Project Budget evidencing the payments profile and which sets out how amounts drawn under the Facility and the Co-Funding will be applied in order to meet the Project Costs;

●	confirmation from the Project Manager as to the Project Budget and payments profile for the Project;

●	a copy of each of the Acquisition Contract(s), duly executed and supported by evidence that each of the conditions precedent under such Acquisition Contract have been satisfied and that such Acquisition Contract is unconditional, except for any conditions precedent that can only be satisfied contemporaneously with the initial Advance;

●	evidence of the establishment of the Project Account with a bank acceptable to the Ministry;

●	evidence that at least $2,000,000 has been raised as Co-Funding by capital raise and paid into the Project Account (or otherwise evidence satisfactory to the Ministry that adequate Co-Funding has been paid into the Project Account);

●	evidence of support for the Project from the Accelerate25 implementation programme;

●	written evidence as to the Borrower’s and the Guarantor’s intellectual property policies and protection strategy;

●	a document detailing the key milestones of the Project and corresponding due dates, by reference to the Acquisition Contract(s) and the intended use of the Project Assets once the Acquisition is completed (Project Plan);

●	copies of certificate(s) of currency confirming that the insurances required to be taken out in accordance with this Agreement have been taken out and are in full force and effect as at the date of this Agreement and that the Ministry’s interest is noted if required by the Ministry;

●	all searches and title documents to the satisfaction of the Ministry; and

●	such other document, assurance or information as the Ministry may, by notice to the Borrower, require.

It will also be a Condition Precedent that the Ministry confirm that it has obtained all necessary approvals to enter into the Transaction Documents, including:

	o	the approval of the relevant Ministers of the Crown; and

	o	approvals under any relevant legislation, including the Public Finance Act 1989.

The above conditions are together the Conditions Precedent.

The Conditions Precedent must be satisfied by the date that is six (6) months after the date of this Agreement, unless otherwise agreed in writing with the Ministry (the Expiry Date).

RSPF Loan Agreement for Sunscout Product Development Project with Kānoa, MBIE

30	Contact Person	Ministry’s Contact Person:	Borrower’s Contact Person:
		Name: Anup Mohan	Name: Edwin Cywinski
		Email: Anup.Mohan@mbie.govt.nz	Email: edwin.cywinski@brightwayenergy.com
		Telephone: +64 (0)4 897 6662	Telephone: 027 2300 946
Kānoa Contract Number: R06.08666

Guarantor’s Contact Person:
Name: Edwin Cywinski
Email: edwin.cywinski@brightwayenergy.com
Telephone: 027 2300 946

31	Address for Notices	To the Ministry:	To the Borrower:
		15 Stout Street,	83 Johnstone Drive
		PO Box 1473	Fitzherbert
		Wellington 6140	Palmerston North 4410
Attention: Edwin Cywinski

		Attention: Kānoa – Regional Economic Development and Investment Unit	Email: edwin.cywinski@brightwayenergy.com
Email: KānoaMonitor@mbie.govt.nz

To the Guarantor:
83 Johnstone Drive
Fitzherbert
Palmerston North 4410
Attention: Edwin Cywinski
Email: info@sunscout.co.nz
SIGNATURES

Signatures	SIGNED for an on behalf of the SOVEREIGN IN RIGHT OF NEW ZEALAND by the person named below, being a person duly authorised to enter into obligations on behalf of the Ministry of Business, Innovation and Employment:		SIGNED for and on behalf of the BORROWER by the persons named below, being duly authorised to enter into obligations on behalf of the Borrower:

/s/ Edwin Cywinski
	Name:		Name: Edwin Cywinski
	Position:	Deputy Chief Executive and Head of Kānoa - RDU	Position: Director

	Date: 22 september 2023		Date:

SIGNED for and on behalf of the GUARANTOR by the persons named below, being duly authorised to enter into obligations on behalf of the Guarantor:

/s/ Edwin Cywinski
Name: Edwin Cywinski
Position: Director

Date:

/s/ Marc Cywinski
Name: Marc Cywinski
Position: Director

Date:

RSPF Loan Agreement for Sunscout Product Development Project with Kānoa, MBIE

CONTENTS

1	DEFINITIONS AND INTERPRETATION	1

2	THE FACILITY	11

3	CONDITIONS OF ADVANCES	12

4	PAYMENT	12

5	REPAYMENT	13

6	PREPAYMENT AND CANCELLATION	13

7	INTEREST	14

8	TAXES	15

9	INTELLECTUAL PROPERTY	15

10	INDEMNITIES	15

11	COSTS AND EXPENSES	16

12	GENERAL REPRESENTATIONS	16

13	REPRESENTATIONS CONTINUING	19

14	GENERAL UNDERTAKINGS	20

15	NEGATIVE UNDERTAKINGS	26

16	INFORMATION UNDERTAKINGS	28

17	EVENTS OF DEFAULT	31

18	EVENTS OF REVIEW	34

19	ASSIGNMENT	34

20	PAYMENT MECHANICS	35

21	SET-OFF	36

22	CONTACT PERSONS	36

i

23	NOTICES	36

24	CALCULATIONS AND CERTIFICATES	36

25	PARTIAL INVALIDITY	36

26	REMEDIES AND WAIVERS	37

27	AMENDMENTS AND WAIVERS	37

28	INCONSISTENCY	37

29	CONFIDENTIALITY	37

30	ANTI-MONEY LAUNDERING	38

31	TERMINATION AND SURVIVAL	39

32	COUNTERPARTS	39

33	RELATIONSHIP	39

34	GOVERNING LAW	39

SCHEDULE 1: DRAWDOWN NOTICE		40

SCHEDULE 2: FORM OF DIRECTOR CERTIFICATE		41

SCHEDULE 3: CONVERSION TERMS		45

ii

PART 2: GENERAL TERMS AND CONDITIONS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context requires otherwise:

Acquisition has the meaning given in Part 1.

Acquisition Contract means each contract relating to the acquisition of assets for the purpose of the Project entered into between the Borrower and a counterparty set out in Part 1 or entered into with the prior written consent of the Ministry.

Additional Conditions to Advances has the meaning given in Part 1.

Additional Permitted Financial Indebtedness has the meaning given in Part 1.

Additional Permitted Security has the meaning given in Part 1.

Additional Transaction Documents has the meaning given in Part 1.

Additional Undertakings has the meaning given in Part 1.

Advance means each loan advance made or to be made available to, or at the request of, the Borrower under the Facility or, as the context may require, the principal amount of that Advance outstanding from time to time.

Agreement has the meaning given in Part 1.

Amounts Outstanding means, at any date, the Principal Amount, together with any accrued and unpaid interest and other amounts then due and payable by the Borrower to the Ministry.

Annual Budget has the meaning given in clause 16.1(e).

Authorisation means:

(a)	any consent, authorisation, registration, filing, lodgement, agreement, notarisation, certificate, permission, licence, approval, authority or exemption from, by or with a Governmental Agency or required by any law (including any consent under the Resource Management Act 1991); or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

Availability Period has the meaning given in Part 1.

Borrower has the meaning given in Part 1.

Business Day means any day not being a Saturday or Sunday or public holiday within the meaning of section 44 of the Holidays Act 2003;

Change in Control means an event or series of events which result in any person (acting alone) or group of persons (acting in concert) acquiring or ceasing to have the ability:

(a)	to control more than 50% percent of the voting shares in a person;

(b)	to appoint and/or remove the majority of the members of the governing body of a person;

(c)	to otherwise control or having the power to control the affairs and policies of a person; or

(d)	to be in a position to derive the whole or a majority of the benefit of a person.

Co-Funding has the meaning given in Part 1.

Conditions Precedent has the meaning given in Part 1.

Contact Person(s) means, in respect of the Ministry and the Borrower, the persons specified in Part 1.

Conversion means the conversion of some or all of the Amounts Outstanding into Conversion Shares in accordance with the conversion terms in Schedule 3, and Convert and Converted shall have corresponding meanings.

Conversion Date has the meaning given in Schedule 3.

Conversion Price has the meaning given in Schedule 3.

Conversion Shares has the meaning given in Schedule 3.

Cost Overruns means any costs incurred or expected to be incurred in relation to the Project which are not provided for in the Project Budget.

Default means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Transaction Documents or any combination of any of the foregoing) be an Event of Default.

Default Rate has the meaning given in Part 1.

Distribution means a distribution as defined in section 2 of the Companies Act 1993, and includes any reduction of capital (including a redemption by a company of its own shares), any acquisition by a company of any share in itself or in its holding company, and any financial assistance provided by a company to enable another person to acquire any such share.

Drawdown Date means the date of an Advance, being the date on which an Advance is or is to be made.

Drawdown Notice means a notice substantially in the form set out in Schedule 1 (Drawdown Notice).

Eligible Costs means the actual costs reasonably incurred by the Borrower in delivering the Project on or after the date of this Agreement until the end of the Availability Period.

Environmental Law means any law or regulation relating to the environment, land or water use, noise, smell, pollution or contamination, toxic or hazardous substances, waste disposal or conservation (including the Resource Management Act 1991) and any Authorisation, consent or notice under any such law.

Event of Default means event or circumstance specified as such in clause 17 (Events of Default).

Event of Review has the meaning given in Part 1.

Expiry Date has the meaning given in Part 1.

Facility means the loan facility made available on the terms of this Agreement, as set out in Part 1.

Facility Limit has the meaning given in Part 1.

Finance Documents means:

(a)	this Agreement;

(b)	any Drawdown Notice;

(c)	each Security Document;

(d)	any Repayment Schedule; and

(e)	any other document designated as a Finance Document by the Ministry.

Financial Close means the date on which the Ministry issues the confirmation referred to in clause 3.1 (Conditions Precedent).

Financial Indebtedness means any indebtedness (whether present or future, actual or contingent) for or in respect of:

(a)	any money borrowed or raised by any means (including amounts owing under any finance lease, any redeemable shares, and any deferred payment for the acquisition of assets or services payable more than 90 days after acquisition) and debit balances with banks or financial institutions;

(b)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value must be taken into account);

(c)	any guarantee, security or other commitment designed to assure any creditor against loss in respect of any Financial Indebtedness described in paragraphs (a), (b), (d) and (e) of this definition;

(d)	any indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; or

(e)	any other financial accommodation.

Financial Year has the meaning given in Part 1.

Fixed Rate has the meaning given in Part 1.

GAAP means generally accepted accounting principles in New Zealand.

Governmental Agency means any government or governmental, intergovernmental, supranational, semi-governmental or judicial entity or authority including any local council or regional authority, any agency or department, any self-regulatory body or organisation established under statute, any stock exchange and any other regulatory, monetary or accountancy body.

GST means goods and services tax under the Goods and Services Tax Act 1985 and any other tax of a similar nature.

Guarantor has the meaning given in Part 1, and means each of them or all of them, as the context requires.

Insolvency Event means, in relation to any person:

(a)	a statutory manager is appointed or any step is taken to appoint, or with a view to appointing, a statutory manager (including a recommendation in that regard by the Financial Markets Authority or any other governmental agency) under the Corporations (Investigation and Management) Act 1989, or an associated person (as that term is defined in the Corporations (Investigation and Management) Act 1989 of it is declared at risk pursuant to the provisions of the Corporations (Investigation and Management) Act 1989;

(b)	except for the purpose of a solvent reconstruction or amalgamation on terms approved in writing by the Ministry, an application or an order is made, proceedings are commenced, a resolution is passed or an application to a court is made (other than any frivolous or vexatious application, proceeding or resolution which is withdrawn or dismissed within 10 Business Days) for the winding up or dissolution of that person;

(c)	an application is made (other than any frivolous or vexatious application, proceeding or resolution which is withdrawn or dismissed within 10 Business Days) to a court for an order appointing a liquidator or provisional liquidator in respect of that person, or one of them is appointed, whether or not under an order;

(d)	that person is declared or states that it is insolvent, is unable to pay its debts when they fall due or is presumed unable to pay its debts in accordance with section 287 of the Companies Act 1993;

(e)	except for the purpose of a solvent reconstruction or amalgamation on terms approved in writing by the Ministry, that person ceases, suspends or threatens to cease or suspend the conduct of all or substantially all of its business or disposes of or threatens to dispose of substantially all of its assets;

(f)	except for the purpose of a solvent reconstruction or amalgamation on terms approved in writing by the Ministry, that person enters into, or resolves to enter into, a scheme of arrangement, administration, compromise or composition with or assignment for the benefit of its creditors or a class of them;

(g)	that person stops or suspends or threatens to stop or suspend payment of all or a class of its debts;

(h)	an order is made requiring that person to pay any debts of another person that is in liquidation;

(i)	any step is taken for the appointment of a receiver, receiver and manager or similar officer of it or all or any of its assets and undertakings or an encumbrancer takes possession of, or a receiver or receiver and manager is appointed to, all or substantially all of the assets and undertakings of that person or any part thereof;

(j)	a distress, expropriation, attachment or other execution is levied or enforced upon, or commenced (other than any frivolous or vexatious application, proceeding or resolution which is withdrawn or dismissed within 10 Business Days) against all or substantially all of the assets of that person and is not discharged or stayed within 10 Business Days; or

(k)	anything analogous or having a substantially similar effect to any of the events specified above occurs with respect to that person under the laws of any applicable jurisdiction.

Interest Payment Date has the meaning given in Part 1.

Interest Period has the meaning given in Part 1.

Interest Rate has the meaning given in Part 1. a

Key Personnel means the persons specified in Part 1.

Land has the meaning given in Part 1.

Lease has the meaning given in Part 1.

Material Adverse Effect means a material adverse effect on:

(a)	the business, operation, property, prospects or condition (financial or otherwise) of the Borrower;

(b)	the ability of the Borrower to observe or perform its obligations under any Transaction Document; or

(c)	the Ministry’s rights or remedies under, or the validity or enforceability of, or the intended priority of any security held by the Ministry under, any Finance Document,

and Material Adverse Change is to be construed accordingly.

Material Variation means any variation which on its own or together with any other variation or variations results in, or is likely to result in the Project Budget (taking into account all variations) being exceeded or the Project being materially delayed, or any variation that amends the scope, specifications or function of the Project.

Maturity Date has the meaning given in Part 1.

Ministry has the meaning given in Part 1.

Operating Costs means all costs and expenses incurred by the Borrower in connection with the operation of the Project and the maintenance, repair and reinstatement of the Project assets but excluding:

(a)	tax other than GST;

(b)	interest and principal payable under this Agreement and any amount payable under any other Permitted Financial Indebtedness; and

(c)	depreciation and all other non-cash charges, amortisations of intangibles and similar accounting entries.

Operating Documents has the meaning given in Part 1.

Part 1 means Part 1 (Transaction-Specific Terms) of this Agreement.

Part 2 means Part 2 (General Terms and Conditions) of this Agreement.

Permitted Disposal means a disposal:

(a)	made in the ordinary course of the ordinary business of the disposing entity;

(b)	required by law;

(c)	on arm’s length terms of assets in exchange for other assets comparable or superior as to type, value and quality;

(d)	of worn out or obsolete assets on arm’s length terms; or

(e)	any other disposals agreed to in writing by the Ministry.

Permitted Financial Indebtedness means:

(a)	any Financial Indebtedness that has been notified to the Ministry prior to the date of this Agreement and that the Ministry has consented to in writing;

(b)	Financial Indebtedness under the Finance Documents;

(c)	any Additional Permitted Financial Indebtedness, if any is specified in Part 1; and

(d)	any other Financial Indebtedness incurred with the prior written consent of the Ministry.

Permitted Security means:

(a)	any security that has been notified to the Ministry prior to the date of this Agreement and that the Ministry has consented to in writing;

(b)	any security under the Finance Documents;

(c)	any security created with the prior written consent of the Ministry;

(d)	any security in relation to personal property acquired by a person in the ordinary course of its ordinary business, and which meets the following criteria:

(i)	it is given by a buyer in favour of a seller of the personal property;

(ii)	it secures (and only secures) all or part of the purchase price for the personal property; and

(iii)	it is discharged within 60 days of its creation;

(e)	any lien arising by operation of law and in the ordinary course of business, provided that the debt secured by it is not overdue;

(f)	any cash management, netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements;

(g)	any security in relation to personal property that is created or provided for by:

(i)	a transfer of an account receivable or chattel paper;

(ii)	a lease for a term of more than 1 year; or

(iii)	a commercial consignment,

that does not secure payment or performance of an obligation; and

(h)	any Additional Permitted Security, if any is specified in Part 1.

Plans means the plans and specifications for the Project.

Post-Project Completion Outcomes Report has the meaning given in clause 16.1(g).

PPSA means the Personal Property Securities Act 1999.

Practical Completion means the date that is six (6) months after the date on which:

(a)	the Acquisition is completed and the Borrower has sole legal title of the Project Assets, free of all interests other than expenses permitted under the Transaction Documents; and

(b)	the manufacturing facilities on the Land have been retooled for the assembly of solar- powered robotic lawnmowers.

Principal Amount means, at any date, the aggregate principal amount of all Advances outstanding as at that date plus all capitalised interest (if any).

Progress Report has the meaning given in clause 16.1(a).

Project has the meaning given in Part 1.

Project Account means a Project-specific bank account to be used solely for the purpose of receiving Advances and the Co-Funding and to pay Project Costs.

Project Asset(s) means the assets to be acquired in order to complete the Acquisition.

Project Budget means a breakdown of budgeted cashflows and costs relating to the Project for both the acquisition and operating phases, and including:

(a)	the updated balance sheet, profit and loss and cashflow forecast for the relevant Financial Year; and

(b)	details of any Co-Funding and a provision of an acceptable level of contingency sums, broken down on a monthly basis, and approved by the Ministry.

Project Costs means the total costs of the Project as set out in the Project Budget.

Project Manager has the meaning given in Part 1.

Project Plan has the meaning given in Part 1.

Related Party means, in relation to the Borrower:

(a)	any Subsidiary of the Borrower; and

(b)	any company which is related (as defined by section 2(3) of the Companies Act 1993) to the Borrower or any Subsidiary of the Borrower, any shareholder of the Borrower and any director of the Borrower and, in relation to any such shareholder or director, any relative of that person as defined in section 2(1) of the Companies Act 1993.

Repayment Schedule has the meaning given in Part 1.

Revenue means all amounts of whatever kind and from whatever source that fall to be credited to the profit and loss account of the Borrower determined in accordance with GAAP.

Review Notice has the meaning given in clause 18.1(a).

RSPF Impact Reporting and RSPF Impact Report(s) have the meanings given in clause 16.1(b).

Scheduled Practical Completion Date has the meaning given in Part 1.

Security Document(s) has the meaning given in Part 1 and includes any other specific security documents as determined by the Ministry at any time to be required in order to guarantee or secure the Borrower’s obligations under this Agreement.

Shareholders’ Agreement means the shareholders’ agreement of the Guarantor to be entered into by the applicable parties in a form satisfactory to the Ministry and as amended, restated, varied, and/or replaced from time to time in accordance with this Agreement.

Subsidiary means any company or entity that is:

(a)	a subsidiary (as defined in section 5 of the Companies Act 1993) of the Borrower; or

(b)	considered, in accordance with GAAP, to be a subsidiary or an “in substance subsidiary” of the Borrower.

Transaction Document means:

(a)	each Finance Document;

(b)	the Acquisition Contract(s);

(c)	each Operating Document;

(d)	each Additional Transaction Document, if any is specified in Part 1; and

(e)	any other document designated as such in writing by the Ministry and the Borrower.

Transfer has the meaning given in clause 19.2.

Variation means any variation to the Project, the Plans, the Project Budget, the Project Costs for the Project contemplated by the Project Budget and/or an Acquisition Contract.

1.2	References

In this Agreement, unless the context requires otherwise:

an agreement includes a contract, deed, licence, undertaking and other agreement or legally enforceable arrangement (in each case, whether or not in writing, present and future), and includes that agreement as amended, assigned, novated or substituted from time to time, except to the extent prohibited by a Transaction Document; assets or property includes the whole and any part of the relevant person’s business, assets (including leased assets), undertaking, revenues and rights (in each case, present and future), and reference to any property includes any legal or equitable interest in it;

costs or expenses includes all expenses, losses, claims, costs (including legal costs on a solicitor and own client basis), disbursements, taxes, travel expenses, out of pocket expenses, commissions, charges and audit, investigative or administrative costs;

disposal includes any sale, assignment, exchange, transfer, loan, lease, surrender of lease, licence or parting with possession of, or the granting of any option, right of interest, the payment of money (including a distribution by way of dividend) or any agreement for any of the foregoing (but excludes any such transaction which is a security), and acquisition and acquire are to be construed accordingly;

financial statements means the financial statements of the Borrower;

guarantee includes any indemnity, letter of credit, letter of comfort, bond, suretyship or other agreement, the economic effect of which is to provide security, or otherwise assume responsibility, for the indebtedness, obligations, solvency or financial condition of another person;

indebtedness includes any obligation (whether present or future, actual or contingent, secured or unsecured, joint or several, as principal, surety or otherwise) relating to the payment of money;

a person includes any individual, a body corporate, an association of persons (whether corporate or not), a trust, government, a state or agency of a state and any other entity (in each case, whether or not having separate legal personality) or two or more of them and any reference to a particular person or entity includes a reference to that person’s or entity’s executors, administrators, successors, substitutes (including by novation) and assigns;

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any Governmental Agency, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

right includes any consent, power, remedy, authority, discretion or cause of action;

security includes:

(a)	any present or future mortgage, charge, encumbrance, lien, pledge, finance lease, sale and lease-back, sale and repurchase, flawed asset arrangement, title retention arrangement, charge or similar interest imposed by statute, or any other arrangement of any nature having similar economic effect to a security; and

(b)	any present or after acquired interest in personal property that is a security interest for the purposes of the PPSA,

and security interest is to be construed accordingly;

shareholder has the meaning given to that term in the Companies Act 1993;

tax includes any present or future tax, levy, impost, duty or other charge, deduction or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed, assessed or levied by or on behalf of any Governmental Agency; and writing includes an email communication and any means of reproducing words in a tangible and permanently visible form.

1.3	Construction

In this Agreement:

(a)	unless a contrary indication appears, a reference to a time of day is a reference to New Zealand time;

(b)	headings and the table of contents are for ease of reference only;

(c)	$, NZ$ and NZ dollars denote the lawful currency of New Zealand;

(d)	the singular includes the plural and vice versa;

(e)	a reference to including, for example or such as, when introducing an example, does not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

(f)	a Default and/or Event of Default is continuing until it has been waived in writing by, or remedied to the satisfaction of, the Ministry;

(g)	a party to this Agreement or another agreement includes its successors and its permitted assigns and transferees;

(h)	any reference to a law or legislation includes a modification and re-enactment of, legislation enacted in substitution for, and a regulation, order-in-council and other instrument from time to time issued or made under, that law or legislation; and

(i)	if a clause in this Part 2 refers to a transaction-specific term in Part 1 that is not detailed then any reference to the term in such clause of Part 2, but only to the extent of such term, shall be deemed not to apply.

2	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Ministry makes available to the Borrower a term loan facility in an aggregate amount equal to the Facility Limit (the Facility).

2.2	Purpose

The Borrower must apply all amounts borrowed by it to fund:

(a)	Eligible Costs incurred in accordance with the Project Budget; and

(b)	any other costs approved in writing by the Ministry.

3	CONDITIONS OF ADVANCES

3.1	Conditions Precedent

The Borrower may not deliver any Drawdown Notice unless the Ministry has confirmed receipt of (or waived the requirement to receive) all of the documents and other evidence listed as Conditions Precedent. The Ministry will notify the Borrower promptly on being so satisfied.

3.2	Conditions to Advances

The Ministry will only be obliged to make an Advance available if, on the date the Drawdown Notice is received and on the proposed Drawdown Date:

(a)	all reporting to be delivered to the Ministry in accordance with clause 16 (Information Undertakings) have been received in form and substance satisfactory to the Ministry and any questions that the Ministry has in relation to that reporting has been satisfactorily answered by the Borrower or its advisors (as applicable);

(b)	no Event of Default or Default is continuing or would be likely to result from the proposed Advance;

(c)	each representation in clause 12 (General Representations) is true in all respects and not misleading;

(d)	immediately after the Advance is made, the principal amount of all Advances made under the Facility will not exceed the Facility Limit;

(e)	certification from a director of the Borrower that the requested Advance will be applied in accordance with clause 2.2 (Purpose);

(f)	certification from a director of the Borrower that all agreed Co-Funding has been received in the Project Account and applied in accordance with the Project Budget; and

(g)	any Additional Conditions to Advances, if any are specified in Part 1, have been met to the satisfaction of the Ministry.

4	PAYMENT

4.1	Delivery of a Drawdown Notice

The Borrower may utilise the Facility by delivery to the Ministry of a duly completed Drawdown Notice not later than 12.00pm on a Business Day that is at least eleven Business Days prior to the proposed Drawdown Date. The Drawdown Notice must be submitted to Kānoamonitor@mbie.govt.nz and copied to the Ministry’s Contact Person.

4.2	Completion of a Drawdown Notice

The Drawdown Notice is irrevocable (unless otherwise agreed by the Ministry) and must specify:

(a)	the proposed Drawdown Date, which must be a Business Day during the Availability Period; and

(b)	the amount of the Advance, which must not cause the relevant Facility Limit to be exceeded; and

(c)	all other matters as specified in the form of Drawdown Notice in Schedule 1 (Drawdown Notice).

4.3	Availability

The Borrower may not request any more than one Advance (being a minimum of $10,000) under a Facility in each calendar month unless otherwise agreed with the Ministry.

4.4	Consolidation of Advances

On each Drawdown Date, the Advance made on that date will be consolidated and treated as a single Advance with each other Advance.

5	REPAYMENT

5.1	Repayment of Amounts Outstanding

The Borrower must repay the Amounts Outstanding under the Facility at the times and in the manner specified in Part 1. No amounts repaid under this Agreement may be re- borrowed.

6	PREPAYMENT AND CANCELLATION

6.1	Voluntary cancellation

The Borrower may, if it gives the Ministry not less than three Business Days (or such shorter period as the Ministry may agree) prior notice, cancel the whole or any part (being a minimum amount of $10,000) of the unused portion of a Facility.

6.2	Voluntary prepayment of Principal Amount

(a)	The Borrower may, if it gives the Ministry not less than three Business Days (or such shorter period as the Ministry may agree) prior notice, prepay the whole or any part of the Principal Amount (but, if in part, being an amount not less than $10,000 or such other amount as the Ministry may agree).

(b)	Any amount so prepaid will be applied in the following order:

(i)	first, to the payment of interest accrued and payable but remaining outstanding;

(ii)	secondly, to the extent of any balance, to the payment of any scheduled repayments of the Principal Amount that have become payable but remain outstanding; and

(iii)	thirdly, to the extent of any balance, to the payment of any repayments of the Principal Amount scheduled for after the date of such prepayment, and as between such scheduled repayments, from the earliest to the latest repayment date.

6.3	Restrictions

(a)	Any notice of cancellation or prepayment given by the Borrower under this clause 6 must be irrevocable and must specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any repayment under this Agreement must be made together with accrued interest, if any, on the amount prepaid.

(c)	No amounts repaid under this Agreement may be re-borrowed.

(d)	The Borrower must not repay or prepay all or any part of the Principal Amount or cancel all or any part of a Facility except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of a Facility cancelled under this Agreement may be subsequently reinstated.

6.4	Mandatory Prepayment

The Borrower must pay to the Ministry in repayment of the Principal Amount the net proceeds of insurance claims (other than claims in respect of business interruption, public liability, personal injury, directors and officers liability, other third party liability and workers compensation insurance), to the extent that those proceeds are not committed to be applied to reinstate or replace assets in respect of which those moneys were received, to meet a liability in respect of which those moneys were received or that the Borrower is required to pay to its senior lenders in accordance with the relevant facility agreement, within six months after receipt and, if so committed, applied within 12 months of receipt. Available proceeds are net of (i) tax incurred or reserved for or in respect of the claim or the event giving rise to the claim; (ii) closure, removal, relocation, reorganisation and restructure costs incurred prior to, in connection with or as a consequence of the claim or the event giving rise to the claim; and (iii) all other reasonable costs associated with the claim or the event giving rise to the claim.

7	INTEREST

7.1	Payment of interest

The Borrower must pay accrued interest on the Principal Amount under the Facility at the times and in the manner specified in Part 1.

7.2	Accrual

(a)	Interest on the Principal Amount will accrue from (and including) the first Drawdown Date to (but excluding) the date on which all Amounts Outstanding are repaid and/or Converted in full, at the rate and in the manner specified in Part 1.

(b)	Interest will accrue daily on the Principal Amount and will be calculated on the basis of a year of 365 days and the actual number of days elapsed in the relevant Interest Period.

7.3	Default interest

If the Borrower does not pay, when due, an amount payable by it under a Finance Document, then, without prejudice to its other obligations, the Borrower will pay interest on that overdue amount (including interest payable under this clause) calculated from its due date to the date of its receipt by the Ministry (after as well as before judgment), compounded and payable at intervals set out at Part 1 or otherwise as selected by the Ministry at its discretion. This obligation to pay default interest arises without the need for a notice or demand. The rate of default interest will be the Default Rate.

8	TAXES

8.1	GST

If any supply by the Ministry to the Borrower in relation to any Finance Document will, at the time of supply, be subject to GST, the Borrower will pay to the Ministry an amount equal to the applicable GST in addition to the consideration for that supply.

9	INTELLECTUAL PROPERTY

9.1	The Ministry acknowledges that the Borrower and its licensors own all pre-existing intellectual property which they contribute to the Project, and all new intellectual property which they create in the course of the Project.

9.2	The Borrower grants an irrevocable, perpetual, royalty-free, sub-licensable licence to the Ministry to use all reports provided by the Borrower under this Agreement.

9.3	If the Ministry Transfers (as defined in clause 19.2) this Agreement in accordance with clause 19 (Assignment), the Borrower grants, on and from the effective date of such Transfer (as defined in clause 19.2), an irrevocable, perpetual, royalty-free, sub-licensable licence to the Ministry to use all reports provided by the Borrower under this Agreement.

9.4	The Borrower warrants that it has obtained (or will obtain, prior to creation of each relevant work) all rights and permissions necessary to enable the grant and exercise of the licence in clauses 9.2 and 9.3 without infringing the intellectual property rights of any third party.

10	INDEMNITIES

10.1	Indemnities

The Borrower must, within three Business Days of demand, indemnify the Ministry against any cost, loss or liability incurred by the Ministry as a result of:

(a)	the occurrence or continuance of a Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date or in NZ$;

(c)	acting or relying on any notice, request or instruction (including by way of email communication) which it believes to be genuine, correct and appropriately authorised in respect of the Project or the Transaction Documents , having made any enquiries that are reasonable in the circumstances;

(d)	the Borrower’s, or any of its personnel or subcontractors’, or any Related Party’s negligence, wilful default, fraud or dishonesty in respect of the Project or the Transaction Documents; or

(e)	the Borrower, or any of the Borrower’s personnel or subcontractors, or any Related Party holding itself or themselves out as acting on behalf of the Ministry in respect of the Project or the Transaction Documents.

10.2	Survival of indemnities

The above indemnities survive the termination of this Agreement and payment of all indebtedness due under the Transaction Documents.

11	COSTS AND EXPENSES

11.1	The Borrower will promptly, and within three Business Days of demand, pay the Ministry all legal fees and other costs and expenses incurred by the Ministry in connection with:

(a)	to the extent that they have been pre-agreed in writing with the Ministry, the preparation, negotiation, printing, execution, registration and administration of each Transaction Document including those executed after the date of this Agreement;

(b)	each amendment to, waiver or consent in respect of, or discharge of, a Transaction Document; and

(c)	the exercise, protection, investigation or enforcement of the Ministry’s rights under a Transaction Document.

11.2	No fees are payable by the Borrower to the Ministry where prepayments are made in accordance with clause 6 of this Part 2.

12	GENERAL REPRESENTATIONS

Each of the Borrower and the Guarantor makes the representations and warranties set out in this clause 12 to the Ministry.

12.1	Status

It is a company, duly incorporated and validly existing under the laws of New Zealand with power, capacity and authority to own its assets and carry on its business as it is being conducted.

12.2	Binding obligations

Its obligations under each Transaction Document are legal, valid, binding and enforceable obligations subject to general principles of law relating to enforceability of documents.

12.3	Non-conflict with other obligations

Its entry into and performance of, and the transactions contemplated by, the Transaction Documents do not and will not:

(a)	contravene any law, regulation or authorisation applicable to it;

(b)	conflict with its constitutional documents;

(c)	conflict with any agreement or instrument binding upon it; or

(d)	exceed any limitation on, or constitute an abuse of, the powers of its directors.

12.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents and the transactions contemplated by those Transaction Documents.

12.5	Authorisations

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents;

(b)	in relation to the validity and enforceability of the Transaction Documents; and

(c)	for it to conduct its business, trade and ordinary activities, have been obtained or effected and are in full force and effect (or, in each case, will be when required).

12.6	Ownership

Except as otherwise notified to the Ministry on or before the date of this Agreement, it is, and will at all times be, the sole legal and beneficial owner of the Project Asset(s) and all of its other assets that are used in connection with the Project.

12.7	No Default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of the Advance.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject.

12.8	No misleading information

(a)	All information provided by it to the Ministry in connection with the Transaction Documents is true, complete and accurate and is not misleading in any material respect as at the date it was provided.

(b)	There are no facts or circumstances that have not been disclosed to the Ministry that would make the information referred to in paragraph (a) above untrue or misleading in any material respect.

12.9	Full disclosure

(a)	It is not aware of any facts relating to it, the Transaction Documents nor any other matter in connection with them, which would, or would be reasonably likely to, adversely affect the decision of the Ministry in entering into the Finance Documents that have not been disclosed to the Ministry in writing.

(b)	It has disclosed to the Ministry all matters known to it (in relation to the Project, the Borrower or its personnel) that could reasonably be expected to have an adverse effect on the reputation, good standing or goodwill of the Ministry.

12.10	Financial statements

(a)	Its latest financial statements as delivered to the Ministry:

(i)	include those most recently prepared for the last period and as at the last date for which financial statements have been prepared, and include copies of all documents required by law to accompany them;

(ii)	were prepared in accordance with GAAP consistently applied unless disclosed to the Ministry in writing to the contrary;

(iii)	give a true and fair view of its financial condition and operations as at the date and for the period to which they relate;

(iv)	discloses or provides for all liabilities, obligations or commitments (contingent or otherwise) as at the date of the financial statements including all costs (unrealised or anticipated) associated with the absolution of all liabilities, obligations or commitments (contingent or otherwise);

(v)	include a true and complete copy of any auditor’s report, if the Borrower’s financial statements are audited; and

(vi)	are signed by two directors (or one, if there is only one director).

(b)	There has been no Material Adverse Change since the last date as at which the latest financial statements were prepared, or, to the extent no financial statements have been prepared, since the date of this Agreement.

12.11	No Insolvency Event

No Insolvency Event has occurred in respect of it.

12.12	No security interests

No security interest exists over or affects, nor is there any agreement to give or permit to exist, any security interest over or affecting, any of its assets other than a Permitted Security.

12.13	Pari Passu

The Borrower’s obligations under this Agreement will rank at least pari passu with its other unsecured obligations, subject to any obligations preferred by law.

12.14	Not trustee

Except as disclosed to the Ministry prior to the date of this Agreement, it is not a trustee of any trust or settlement and it does not enter into any Transaction Document, or hold any property, as a trustee.

12.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started or, to the best of its knowledge and belief, threatened against it.

12.16	No breach of laws

It is not in breach of any law binding upon it, and it is in compliance in all material respects with all applicable consents and Authorisations and other requirements (including any certificates of compliance, resource and buildings consents and orders) under all Environmental Laws and directives in relation to the Land.

12.17	Financial Indebtedness

It does not have any Financial Indebtedness outstanding other than Permitted Financial Indebtedness.

12.18	Transaction Documents

(a)	Each representation given by the Borrower in each Transaction Document is true.

(b)	There are no side agreements or variations in relation to any Transaction Document other than those disclosed to, and consented to by, the Ministry.

(c)	Each Transaction Document has been entered into for fair market value and all obligations under each Transaction Document are on arm’s length commercial terms.

12.19	No Notices

To the best of its knowledge, no notices, orders or planning proposals have been issued in respect of the Land by any local body, government or other authority having jurisdiction in respect of the Land other than notices the requirements of which have been complied with or have been disclosed to the Ministry.

12.20	Environmental Law

To the best of its knowledge:

(a)	there are no circumstances which have given rise, or may give rise, to a material claim against it, a requirement of material expenditure or a requirement to cease or vary any material activity under or as a result of any Environmental Law or any consents and approvals required under such law;

(b)	no activity currently or previously conducted on the Land breaches any environmental law or any order or direction made under such law, results in any environmental liability or otherwise constitutes an environmental hazard;

(c)	no contaminant is present on or adjacent to the Land which has given rise or may give rise, to a material claim against it; and

(d)	no fact or circumstance exists in relation to the Land which may result in any occupier or controller of the Land being served with orders, notices or directions or being subject to a penalty or fine under any Environmental Law or liable for the cost of clean-up or other treatment of any contaminant on the Land.

13	REPRESENTATIONS CONTINUING

13.1	Representations continuing

The Borrower and the Guarantor acknowledge that the representations in clause 12 will be deemed to be repeated on each Drawdown Date and on each Interest Payment Date so long as this Agreement remains in effect by reference to the facts and circumstances then existing, except that each reference to financial statements is to be construed as a reference to the latest available financial statements of the Borrower and the Guarantor.

14	GENERAL UNDERTAKINGS

14.1	Authorisations

The Borrower and the Guarantor must promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	on request by the Ministry, supply certified copies to the Ministry of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Transaction Documents required in respect of, and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation, of any Transaction Document.

14.2	Compliance with laws

Each of the Borrower and the Guarantor must duly and promptly comply with all laws applicable to it.

14.3	Transaction Documents

(a)	Each of the Borrower and the Guarantor must execute, and procure that each other relevant party thereto duly and properly executes, the Transaction Documents at the times and in the manner provided in the Transaction Documents so that those agreements are, on execution, legal, valid and binding obligations, enforceable in accordance with their respective terms.

(b)	Each of the Borrower and the Guarantor must comply with its obligations under each Transaction Document to which it is a party.

14.4	Use of the Facility

The Borrower must use the Facility solely in accordance with clause 2.2 (Purpose).

14.5	Conduct of business

(a)	The Borrower must pay all its Financial Indebtedness when due.

(b)	The Borrower must comply with all consents and all obligations binding on it by law, contract or otherwise.

(c)	The Borrower must keep proper books of account recording its business and activities to a standard required of a prudent operator in equivalent circumstances.

14.6	Maintenance of corporate existence

The Borrower must do all things necessary to maintain its corporate existence and must not transfer its jurisdiction of incorporation or place of domicile for taxation purposes without the prior written consent of the Ministry.

14.7	Insurance

The Borrower shall:

(a)	insure and keep insured (with reputable insurers acceptable to the Ministry (acting reasonably)) all its insurable assets (including its inventory) against loss or damage by such causes as should be insured against (including earthquake, explosion, theft, fire and flood protection) in accordance with good commercial practice (including, but not limited to, public liability insurance, building and improvements full replacement/reinstatement insurance and business continuity/interruption insurance);

(b)	promptly deliver to the Ministry a copy of each certificate of currency, each insurance policy undertaken in accordance with this clause and any variations made from time to time if requested by the Ministry;

(c)	promptly pay when due all premiums and other amounts and do all other things necessary to maintain the insurances, and not do anything or permit anything to be done, or not done, which would prejudice any of the insurances required by the Transaction Documents or any claims thereunder;

(d)	as soon as practicable after becoming aware of the same, notify the Ministry of any proposed cancellation of an insurance policy or reduction in the amount payable under any insurance policy;

(e)	immediately rectify any matter, thing or circumstance that is likely to materially prejudice any of the policies; and

(f)	apply all claim proceeds to the extent that the proceeds are in respect of the Project, including prior to the Acquisition being completed, at all times to reinstate the relevant asset, unless otherwise approved by the Ministry or in accordance with clause 6.4 (Mandatory Prepayment).

14.8	Information to be true

Each of the Borrower and the Guarantor must:

(a)	ensure that all information provided by it to the Ministry (including in connection with the Transaction Documents after the date of this Agreement) is true in all material respects as at the date that information is provided;

(b)	not omit to state any fact or circumstance that would make that information untrue or misleading in any material respect; and

(c)	ensure that all projections and forecasts made by it are prepared in good faith based upon what it believes to be reasonable assumptions.

14.9	Environmental Laws

The Borrower must:

(a)	comply with all Environmental Laws effecting its operation or its property;

(b)	inform the Ministry of any material breach of an Environmental Law, or any notice or order received by it under an Environmental Law, that could affect it or its property; and

(c)	if the Ministry has reasonable cause to believe that the Borrower is in breach of any Environmental Laws, provide the Ministry on request with environmental audits and reports in respect of its property, in a form and from an independent consultant acceptable to the Ministry; if such audit and report show no breach of any Environmental Law, the Ministry shall reimburse the Borrower for any reasonable costs incurred by the Borrower in the preparation of such audits and reports, while in all other cases, the Borrower shall pay such costs.

14.10	Change of business

The Borrower will not engage in any business or activity other than those directly related to the Project Asset(s) and the Project unless approved by the Ministry.

14.11	Pay taxes

The Borrower must file all tax returns as required by law, and pay and discharge all taxes, assessments and governmental charges payable by it or on its property prior to the date that penalties become payable except only to the extent that those taxes, assessments or governmental charges are being contested in good faith by appropriate proceedings and adequate reserves are set aside for their payment.

14.12	Key Personnel

The Borrower will ensure that the Key Personnel undertake their respective roles in connection with the Project as specified in Part 1, except as otherwise approved in writing by the Ministry. If any Key Personnel become unavailable to perform their role, the Borrower must promptly notify the Ministry and arrange replacement Key Personnel acceptable to the Ministry.

14.13	Board Meetings and Project Meetings

(a)	If requested in writing by the Ministry, the Borrower will:

(i)	provide reasonable notice to the Ministry of all board meetings in relation to the Project, Project management group meetings and Project governance group meetings; and

(ii)	provide copies of all documents and notices to be tabled at the board meetings in relation to the Project, Project management group meetings and Project governance group meetings to the Ministry no later than a reasonable period prior to the meetings, and the minutes of those meetings within a reasonable period after each meeting.

(b)	The Ministry may appoint observers who will be entitled to attend and speak at all board meetings in relation to the Project, Project management group meetings and Project governance group meetings (but will not be entitled to vote on any matter at those meetings).

14.14	Inspections and Site Visits

The Borrower must allow the Ministry and its representatives to inspect the Land and/or the Project Asset(s) on reasonable notice from the Ministry to the Borrower, and during usual business hours unless otherwise agreed by the Parties.

14.15	Media and Communications

The Borrower and the Guarantor:

(a)	will, before making any media statements or press releases regarding the Project, consult with the Ministry, and will obtain the Ministry’s prior approval to make any such statements or releases, such approval not to be unreasonably withheld;

(b)	will refer any enquiries from the media or any other person about the terms or performance of this Agreement to the Ministry’s Contact Person;

(c)	will acknowledge the Ministry as a source of funding in all publications (including any digital presence) and publicity regarding the Project, in accordance with the Kānoa Funding Acknowledgement Guidelines on the website: Funding acknowledgement guidelines (growregions.govt.nz), and obtain the Ministry’s approval of the form and wording of the acknowledgement prior to including the acknowledgement in the publication or publicity (as the case may be), such approval not to be unreasonably withheld;

(d)	will, if requested by the Ministry, establish or erect temporary and/or permanent signage (which may be in the form of a plaque) at the site of the Project acknowledging the Ministry as a source of funding for the Project. The Ministry may provide such signage and the Ministry will consult with the Borrower and the Guarantor in respect of a suitable location for such signage;

(e)	do not have the right to enter into any commitment, contract or agreement on behalf of the Ministry or any associated body, or to make any public statement or comment on behalf of the Ministry; and

(f)	must direct all correspondence with the Ministry under this clause 14.15 to the Ministry’s Contact Person, copied to Kānoacomms@mbie.govt.nz.

14.16	Co-Funding

The Borrower and the Guarantor must:

(a)	ensure that during the term of this Agreement the Co-Funding is and remains available to the Borrower to be applied towards the Project on the same terms and conditions approved by the Ministry;

(b)	take all steps necessary to ensure that all Co-Funding in the form of equity is called for and received by the Borrower or the Guarantor in accordance with the Project Budget; and

(c)	immediately notify the Ministry if it becomes aware of any circumstances that may result in the Co-Funding (or any part of the Co-Funding) not being available to the Borrower to be applied towards the Project.

14.17	Health and Safety

Without limiting its other obligations under this Agreement, the Borrower will:

(a)	consult, cooperate and coordinate with the Ministry to the extent required by the Ministry to ensure that the Ministry and the Borrower will each comply with their respective obligations under the Health and Safety at Work Act 2015 as they relate to this Agreement and the Project;

(b)	perform its, and ensure that the contractors perform their, obligations under this Agreement and the Project (as applicable) in compliance with its and their obligations under the Health and Safety at Work Act 2015;

(c)	comply with all directions of the Ministry relating to health, safety, and security; and

(d)	immediately report or copy to the Ministry any material health and safety incident or injury, any other incident or injury notified to WorkSafe New Zealand – Mahi Haumaru Aotearoa and any notice issued to the Borrower under the Health and Safety at Work Act 2015, in each case to the extent that it relates to the Project and/or the Borrower.

14.18	Further assurance

Each of the Borrower and the Guarantor must promptly, and at its own cost, do all such acts or execute all such agreements (including assignments, transfers, notices and instructions) and will procure that its subsidiaries do all such acts/execute all such agreements as may be necessary (as the Ministry may specify, in such form as the Ministry may reasonably require) for the exercise of any rights, powers and remedies of the Ministry provided by or pursuant to the Transaction Documents or by law.

PROJECT UNDERTAKINGS

14.19	Project Account

The Borrower and the Guarantor must maintain the Project Account until Practical Completion, and will:

(a)	ensure that any Advances under the Facility, all Project Costs and all Co-Funding are credited and debited from the Project Account;

(b)	ensure that the Project Account is maintained as a separate account and that no costs other than Project Costs are debited from the Project Account; and

(c)	not close or otherwise change the Project Account without the Ministry’s consent.

14.20	Project

The Borrower must:

(a)	operate the Project Asset(s) and carry out the Project by exercising that degree of skill, care, diligence, efficiency, prudence and foresight and operating practice that would reasonably and ordinarily be expected of a skilled, experienced and competent supplier engaged in the same type of undertaking as that of the Borrower under the same or similar circumstances and in accordance with each Acquisition Contract, the Project Budget, all Plans, all applicable consents and Authorisations required under any law or regulation of any competent authority and all statutory requirements (including the Resource Management Act 1991, the Construction Contracts Act 2002 and the Building Act 2004);

(b)	inform the Ministry as soon as it becomes aware of:

(i)	any delays to the Project;

(ii)	any proposal to vary the nature, scope, quality, design or sequence of the Project or the cost of or time for performance under any Acquisition Contract or any related contract (including any proposal to accelerate, terminate or make any claim thereunder); or

(iii)	any other change to an Acquisition Contract;

(c)	not, except with the Ministry’s prior written consent, enter into any material agreement in connection with the Acquisition, other than each Acquisition Contract;

(d)	notify the Ministry within 20 Business Days if any contingency amount is used;

(e)	not make or agree to any Material Variations to the scope of the Project or the Plans without the Ministry’s prior written consent;

(f)	immediately notify the Ministry of any request for an extension of time with regard to the whole or any part of the Project and for any other consent, waiver or amendment under or in connection with an Acquisition Contract or any related document; and

(g)	not undertake any development of the Land other than the Project as contemplated by the Acquisition Contract, Plans and Project Budget and as approved by the Ministry.

14.21	Cost Overruns

The Borrower must ensure that any Cost Overrun (including as incurred or expected to be incurred in connection with any Variation) is funded by it (other than by using all or part of any Advance) unless otherwise agreed by the Ministry in writing.

14.22	Acquisition Contract(s)

The Borrower must:

(a)	not, except with the prior written consent of the Ministry:

(i)	accept any early termination of or exercise any right to rescind, cancel or terminate an Acquisition Contract;

(ii)	do or omit to do any act or thing which would entitle the counterparty to either terminate or regard an Acquisition Contract as terminated;

(iii)	waive or agree to waive any provisions of an Acquisition Contract;

(iv)	make or agree to make any Material Variation to an Acquisition Contract;

(v)	dismiss or change a party to an Acquisition Contract; or

(vi)	enter into any other contract for the acquisition of assets with any party in connection with the Project; and

(b)	take such action and institute and maintain all such proceedings as may be necessary or expedient to preserve or protect the interests of the Borrower or the Ministry in or under each Acquisition Contract.

14.23	Practical Completion

The Borrower must ensure that Practical Completion of the Project occurs no later than three months after Scheduled Practical Completion.

14.24	Building Standards

To the extent within its control, the Borrower must ensure that on Practical Completion all buildings and improvements on the Land are 100% compliant with all applicable building standards.

14.25	Maintenance of Borrower’s Assets

The Borrower shall maintain or procure the maintenance of the Project Asset(s) and all of its assets in accordance with best industry practice and in accordance with any requirements from the manufacturer, including paying all operating expenses in a timely manner.

14.26	Operating Documents

The Borrower must:

(a)	not, except with the prior written consent of the Ministry:

(i)	accept any early termination of or exercise any right to rescind, cancel or terminate an Operating Document;

(ii)	do or omit to do any act or thing which would entitle the counterparty to an Operating Document to either terminate or regard an Operating Document as terminated;

(iii)	waive or agree to waive any provisions of an Operating Document;

(iv)	make or agree to make any variation to an Operating Document;

(v)	dismiss or change a counterparty to an Operating Document; or

(vi)	enter into any other contract with any party in connection with the operation or management of the Project Asset(s); or

(vii)	assign, transfer or novate any interest under any Operating Document; and

(b)	exercise all of its rights and take such action and institute and maintain all such proceedings as may be necessary or expedient to preserve or protect the interests of the Borrower under each Operating Document.

15	NEGATIVE UNDERTAKINGS

15.1	Negative pledge

The Borrower, the Guarantor, and each Subsidiary must not create or permit to subsist any security over any of its assets other than Permitted Security.

15.2	Disposals

The Borrower and the Guarantor must not dispose of any part of their assets other than a Permitted Disposal.

15.3	Shares

Each of the Borrower, the Guarantor, and each Subsidiary must not acquire its own shares, issue any new shares or exercise any option to redeem its shares, and may not issue any class of shares other than ordinary shares except with the prior written consent of the Ministry.

15.4	Merger

Each of the Borrower and the Guarantor must not enter into any amalgamation, demerger, merger or corporate reconstruction other than a solvent amalgamation or reconstruction approved by the Ministry in writing.

15.5	Financial Indebtedness

The Borrower, the Guarantor, and each Subsidiary must not incur or permit to remain outstanding any Financial Indebtedness except Permitted Financial Indebtedness.

15.6	Capital Expenditure

The Borrower and the Guarantor must not undertake any projects (other than the Project) that require material capital expenditure, except with the prior written consent of the Ministry.

15.7	Constitutional Documents

The Borrower and the Guarantor must not alter the terms of its constitutional documents, except with the prior written consent of the Ministry.

15.8	Distributions

The Borrower must not make any Distribution except with the prior written consent of the Ministry.

15.9	Related Party transactions

Each of the Borrower and the Guarantor must not enter into any transaction with any Related Party other than in the ordinary course of ordinary business and for fair market value on arm’s length commercial terms except with the prior written consent of the Ministry.

15.10	Acquisitions

The Borrower and the Guarantor must not acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in them) without the prior written consent of the Ministry.

15.11	Loans and guarantees

The Borrower and the Guarantor must not make or allow to subsist any loans, grant any credit (except in the ordinary course of ordinary business, or Permitted Financial Indebtedness) or give or allow to remain outstanding any guarantee or indemnity (except any indemnity as required under any of the Transaction Documents, agreed in writing by the Ministry or that are given by the Borrower or Guarantor in the ordinary course of business) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

15.12	Reputation

The Borrower and the Guarantor will not at any time do anything that could reasonably be expected to have an adverse effect on the reputation, good standing or goodwill of the Ministry. The Borrower will keep the Ministry informed of any matter known to the Borrower which could reasonably be expected to have such an effect.

15.13	Trustee

Each of the Borrower and the Guarantor must not become a trustee of any trust.

15.14	Authorisations

Each of the Borrower and the Guarantor must not apply to vary or change any resource consents, building consent, planning approvals or any other Authorisations or approvals obtained in relation to the Project without the Ministry’s prior written consent.

15.15	Financial Year

Neither the Borrower nor the Guarantor will not amend its Financial Year without the prior approval of the Ministry (such approval not to be unreasonably withheld).

16	INFORMATION UNDERTAKINGS

16.1	Reports

The Borrower will provide the Ministry with the following reports and certificates unless otherwise agreed with the Ministry:

(a)	Progress Reports: During the Availability Period, with each Drawdown Notice (and if no Drawdown Notice is issued during a calendar month, on the last day of that calendar month), and within one month following Practical Completion, a progress report (Progress Report) which will include at least:

(i)	a description and analysis of actual progress of the Project against planned progress;

(ii)	images of the progress of the Project;

(iii)	a cost update (including actual to date and cost to completion for each milestone and the Project); and

(iv)	a statement of the Advances and other funding received, spent and unspent (if any);

(b)	RSPF Impact Reporting: The Borrower undertakes to use reasonable endeavours to provide to the Ministry reporting at the times and in the format required by the Ministry on the impacts of the RSPF financing (RSPF Impact Reporting), including that:

(i)	the first RSPF Impact Report will be due on the Ministry’s request six months following the first Drawdown Date, and reports will be due every six months until the Maturity Date; and

(ii)	RSPF Impact Reports will cover the following reporting areas:

#	Reporting Area
1.	Innovation
2.	Business Capability
3.	Networks
4.	Staff
5.	Environment

(c)	Annual accounts: As soon as they are available, but in any event within 120 Business Days after the end of each Financial Year, consolidated annual financial statements for the Borrower and the Guarantor (with such financial statements being audited, if the relevant entity prepares audited financial statements, or if required by the Ministry), prepared in accordance with GAAP;

(d)	Quarterly management accounts: Within 45 days after the last date of each quarter, a management report for the Borrower for the quarter ending on that date, including:

(i)	its unaudited financial statements for the quarter ending on that date together with a report on the performance of the Project during the preceding 3 months, including a comparison of actual to budget performance;

(ii)	a report detailing any amounts spent during that quarter and their source of funding;

(iii)	a forecast of the projected Revenue and Operating Costs for the next 12 months from that date; and

(iv)	any other information reasonably required by the Ministry to monitor the performance of the Project during that period;

(e)	Annual Budget: Prior to the start of each Financial Year, an annual budget (the Annual Budget) for the Borrower for that Financial Year in a form acceptable to the Ministry which shall:

(i)	include a forecast cash flow statement for the Borrower (which shall include a breakdown of projected Project Costs (prior to Practical Completion) and Operating Costs and Revenue (following Practical Completion));

(ii)	include a description of the key assumptions supporting the Annual Budget; and

(iii)	be signed by two directors.

(f)	Updated Project Budget: At the same time as providing the Annual Budget, a revised and updated Project Budget prepared on the same basis as the previous Project Budget but by reference to the facts, forecasts, assumptions and circumstances then existing; and

(g)	A post-project report, due 12 months after the last day of the Availability Period (unless otherwise agreed in writing with the Ministry), which includes the following information (Post-Project Completion Outcomes Report):

(i)	how the financing made under this Agreement enabled the Borrower to achieve impacts included under RSPF Impact Reporting;

(ii)	how the financing made under this Agreement and the Project has brought wider benefits to the region;

(iii)	information on broader procurement outcomes (if any are set out in item 26 of Part 1 (Additional Undertakings)); and

(iv)	any other information that may be required by the Ministry.

16.2	Ongoing information

The Borrower must provide the Ministry with the following:

(a)	promptly upon receipt:

(i)	any material notice given or received by it in relation to:

(A)	the Land, the Project Asset(s) or insurance in respect of the Land or the Project Asset(s); or

(B)	the Project;

(ii)	any material correspondence issued by it to, or received by it from, any local body, government or other authority having jurisdiction in respect of the Land;

(iii)	all material notices, invoices and other communications received by it from a counterparty to an Acquisition Contract, Operating Document or Transaction Document;

(b)	promptly and within 7 days of request:

(i)	details of any current pending or threatened litigation, claim, arbitration or administrative proceeding which, had it been current or pending or threatened as at the date of this Agreement, would have rendered the representation in clause 12.15 (No proceedings pending or threatened) incorrect; and

(ii)	such further information regarding the financial condition, assets, business and operations of the Borrower or the Project as the Ministry may request.

16.3	Notification of changes to Project

If there have been any changes to the Project which may materially affect the Project Budget, an Annual Budget and/or might be considered by the Ministry to adversely affect the repayment of the Facility by the due date, the Borrower must promptly provide the Ministry with an updated Project Budget and acquisition programme for the Project or Annual Budget detailing the effect of such change.

16.4	Notification of Default

The Borrower must notify the Ministry of the occurrence of any Default, Event of Default or Event of Review immediately upon becoming aware of it (giving full details of it and of any steps taken or to be taken as a result) and upon receipt or a written request to that effect, confirm that, save as notified to the Ministry, no such event has occurred.

17	EVENTS OF DEFAULT

Each of the events or circumstances set out in clause 17 (other than clause 17.20 (Acceleration)) is an Event of Default.

17.1	Obligations under Finance Documents

The Borrower:

(a)	does not pay on the due date any amount payable pursuant to a Finance Document in the manner and currency required, except where such failure is of a technical or administrative nature and is remedied within 2 Business Days of such failure; or

(b)	fails to comply with any of its other obligations under a Finance Document, and:

(i)	in respect in respect of any such breach or omission which is capable of being remedied, such breach or omission is not remedied within 20 Business Days of the earlier of the date the Borrower became aware of such breach and the date that notice of the breach or omission was given by the Ministry to the Borrower; or

(ii)	in respect of any such breach or omission which cannot be remedied, the Borrower has remedied the relevant circumstances or event giving rise to or resulting from that breach (to the satisfaction of the Ministry) within 20 Business Days of the earlier of the date the Borrower became aware of such breach and the date that notice of the breach or omission was given by the Ministry to the Borrower; or

(iii)	to satisfy within the time stipulated by the Ministry anything which the Ministry makes or has made a condition of its waiving compliance with a condition precedent or amending a Transaction Document.

17.2	Breach of Insurance Requirements

The Borrower breaches the undertakings set out in clause 14.7 (Insurance).

17.3	Negative Undertakings

The Borrower breaches any of the undertakings set out in clause 15 (Negative Undertakings).

17.4	Breach of Transaction Document

(a)	Subject to paragraph (b) below, the Borrower or any Related Party does not comply with any provision of any Transaction Document (other than those referred to in clause 17.1 (Obligations under Finance Documents) to clause 17.3 (Negative undertakings).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the Ministry giving notice to the Borrower or, if earlier, the Borrower becoming aware of the failure to comply.

17.5	Misrepresentation

Any representation, warranty or statement made or deemed to be made by the Borrower or any Related Party in any Transaction Document or any other document delivered by or on behalf of the Borrower under or in connection with any Transaction Document or related to the Project is or proves to have been incorrect or misleading in any respect when made or deemed to be made and, if the circumstances giving rise to the misrepresentation are capable of remedy, such circumstances are not remedied within 20 Business Days of the earlier of the Borrower or the Related Party becoming aware of the representation, warranty or statement being incorrect or misleading or receipt of written notice from the Ministry to the Borrower or the Related Party to remedy the default.

17.6	Cross default

(a)	Any Financial Indebtedness (other than under the Finance Documents) of the Borrower, the Related Party or any Subsidiary is not paid when due nor within any originally applicable grace period.

(b)	Any creditor of the Borrower, the Related Party or any Subsidiary becomes entitled to declare any Financial Indebtedness of the Borrower or any Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

17.7	Insolvency

An Insolvency Event occurs in relation to the Borrower, the Related Party or any Subsidiary.

17.8	Change in Control

A Change in Control in respect of the Borrower without the prior written consent of the Ministry.

17.9	Repudiation

Any provision of any Transaction Document:

(a)	ceases to have effect in whole or in part, other than by performance or as permitted by its terms; or

(b)	becomes wholly or partly void, voidable, invalid or unenforceable (other than by reason only of a party waiving its rights), or the performance of any such provision becomes illegal, or the Borrower or any Related Party, or any person on their behalf, makes any allegation or claim to that effect (if in each case the Ministry is of the view that any matter in (a) or (b) above has, or is likely to have, a Material Adverse Effect).

17.10	Transaction Documents

An event of default or termination event (however described) occurs under a Transaction Document other than this Agreement.

17.11	Compulsory acquisition

All or any material part of the Borrower’s or any Related Party’s property is compulsorily acquired by or by order of a Governmental Agency or under law and reasonable compensation has not been paid by the Governmental Agency, or any steps are taken to effect any of the same.

17.12	Amalgamation

The board of the Borrower or any Related Party passes a resolution for, or in contemplation of, an amalgamation of the Borrower or the Related Party with another company.

17.13	Cessation of business

The Borrower or any Related Party ceases, or threatens to cease, to conduct all or a substantial part of its business.

17.14	Litigation

The Borrower or any Related Party is party to any litigation, tax claim or administrative or arbitration proceedings or to any dispute with any local body, government or other authority having jurisdiction in respect of the Land which in the reasonable opinion of the Ministry has, or is reasonably likely to have, a Material Adverse Effect if adversely determined.

17.15	Material Adverse Effect

Any event or circumstance or series of events or circumstances arises, whether related or not, which the Ministry believes has, or is reasonably likely to have, a Material Adverse Effect.

17.16	Illegality

It is, or will become, unlawful for the Borrower or any Related Party to comply with any of its obligations under a Transaction Document in any material respect.

17.17	Environmental Law

The Borrower or any Related Party is charged, prosecuted or issued with a restraining order or clean up notice under any Environmental Law in respect of the Project which the Ministry considers would be likely to give rise to a material claim against it.

17.18	Abandonment

The Borrower abandons the Project, is unable to complete the Project or has no intention of resuming or restarting the Project and, for the avoidance of doubt, “abandoned” for this purpose shall not include any temporary stop of the Project or similar.

17.19	Authorisations and Environmental Law

(a)	The Borrower is in breach of any Authorisation or Environmental Law or directives in relation to the Land; or

(b)	any consent or Authorisation that is required in connection with the Project is lapsed, cancelled or is not renewed for any reason.

17.20	Acceleration

On and at any time after the occurrence of an Event of Default the Ministry may by notice to the Borrower:

(a)	cancel the Facility whereupon the Facility will immediately be cancelled; and/or

(b)	declare that all amounts accrued or outstanding under the Finance Documents, be immediately due and payable (or payable on demand), whereupon they will become immediately due and payable (or payable on demand); and/or

(c)	exercise all or any of its rights under any Finance Document or at law.

18	EVENTS OF REVIEW

18.1	Consequences of an Event of Review

(a)	Upon the occurrence of an Event of Review, the Ministry may review the Facility (and the conditions on which it is made available). The Ministry will notify the Borrower or the Guarantor of any such review by serving a notice specifying the relevant Event of Review (Review Notice).

(b)	Upon receipt of a Review Notice, the Borrower and the Guarantor must enter into negotiations with the Ministry in good faith with a view to agreeing:

(i)	any action to be taken by the Borrower or the Guarantor to remedy and/or overcome the effects of the relevant Event of Review on terms acceptable to the Ministry; and

(ii)	the terms on which the Ministry is willing to continue to make the Facility available to the Borrower (if any).

(c)	If within 21 days of the date of the Review Notice, the parties cannot agree the terms and conditions on which the Facility will continue to be made available, the Ministry will be entitled to terminate the Facility at the expiration of that period and require the repayment of all Amounts Outstanding under the Finance Documents by a date not earlier than 45 days from the date of the Review Notice.

19	ASSIGNMENT

19.1	Neither the Borrower nor the Guarantor may assign, transfer, novate or otherwise dispose or deal with all or any part of its rights or obligations under a Transaction Document without the prior written consent of the Ministry.

19.2	The Ministry may assign, transfer, novate or otherwise dispose of or deal with (each a Transfer and “Transfers” and “Transferred” has a corresponding meaning) all or any of its rights and obligations under all or any of the Transaction Documents to:

(a)	another Governmental Agency or any entity which constitutes the “Crown” as defined in the Public Finance Act 1989 or any entity referred to in paragraph (c) of that definition (a Crown Party), without the consent of the Borrower or the Guarantor; or

(b)	any other person with the Borrower’s or the Guarantor’s consent (not to be unreasonably withheld).

19.3	The Borrower and the Guarantor hereby consent to any Transfer to a Crown Party and will be bound by any such Transfer on and from the effective date specified in the notification of the Transfer provided by the Ministry to the Borrower and the Guarantor. The Borrower and the Guarantor agree to sign promptly on request any document reasonably requested by the Ministry to confirm or give effect to any such Transfer.

19.4	Without limiting clause 19.2, if the Ministry notifies the Borrower or the Guarantor that it has Transferred all or any of its rights and obligations under all or any of the Transaction Documents to a Crown Party, then, with effect from the effective date specified in such notification, each of the Ministry, the Borrower and the Guarantor agrees that:

(a)	the Ministry is released from all obligations and liabilities under or in respect of the Transaction Documents;

(b)	the Crown Party will perform and observe all obligations and liabilities under or in respect of the Transaction Documents and be entitled to all of the rights and entitlements of the Ministry under and in respect of the Transaction Documents as if it was named in the Transaction Documents instead of the Ministry;

(c)	all of the obligations and liabilities of the Borrower and the Guarantor under or in respect of the Transaction Documents that were owed to the Ministry will be owed to the Crown Party; and

(d)	it will comply with any other matter specified in the notification related to such Transfer which is necessary or desirable for ensuring the effective Transfer of all rights and obligations to the transferee.

19.5	Disclosure

The Ministry may at any time disclose to a proposed assignee, transferee or novatee any information which relates to, or was furnished in connection with, the Transaction Documents.

20	PAYMENT MECHANICS

20.1	Payments to the Ministry

On each date on which the Borrower is required to make a payment under a Finance Document, the Borrower must make the same available to the Ministry for value on the due date, at the time and to such account specified by the Ministry.

20.2	Partial payments

If the Ministry receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Transaction Documents, the Ministry may apply that payment towards the obligations of the Borrower under the Transaction Documents in such order as the Ministry determines (in its sole discretion).

20.3	Payments to be free and clear

All payments to be made by the Borrower under the Transaction Documents must be calculated and be made:

(a)	free of any restriction or condition; and

(b)	free and clear of and (except to the extent required by law) without any deduction or withholding for or on account of tax or on any other account, whether by way of set-off, counterclaim or otherwise.

20.4	Business Days

Any payment which is due to be made on a day that is not a Business Day must be made on the next Business Day.

21	SET-OFF

The Borrower authorises the Ministry to apply, without prior notice or demand, any amount owing or due by the Ministry to the Borrower in connection with any Finance Document or the Project in or towards satisfaction of any unpaid indebtedness due by the Borrower to the Ministry in connection with any Finance Document or the Project. For this purpose, the Ministry is authorised to accelerate the date for payment of any such amount owing by the Ministry to the Borrower.

22	CONTACT PERSONS

All matters or enquiries regarding this Agreement will be directed to each party’s contact person set out in Part 1.

23	NOTICES

Each notice or other communication given under this Agreement (each a notice) will be in writing and delivered personally or sent by post or email to the address of the relevant Party set out in Part 1 or to any other address from time to time designated for that purpose by at least 10 Business Days’ prior written notice to the other party. A notice under this Agreement is deemed to be received if:

(a)	Delivery: delivered personally, when delivered;

(b)	Post: posted, 5 Business Days after posting or, in the case of international post, 7 Business Days after posting; and

(c)	Email: sent by email:

(i)	if sent between the hours of 9am and 5pm (New Zealand time) on a Business Day, at the time of transmission; or

(ii)	if subclause (i) does not apply, at 9am (New Zealand time) on the Business Day most immediately after the time of sending, provided that an email is not deemed received unless (if receipt is disputed) the party giving notice produces a printed copy of the email which evidences that the email was sent to the email address of the party given notice.

24	CALCULATIONS AND CERTIFICATES

Any certification or determination by the Ministry of a rate or amount under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

25	PARTIAL INVALIDITY

If, at any time, any provision of the Transaction Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

26	REMEDIES AND WAIVERS

(a)	The rights of the Ministry under the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law;

(b)	a single or partial exercise by the Ministry of any right does not preclude further exercises of that right; and

(c)	the exercise of any particular right will not preclude or waive the exercise of any other right.

27	AMENDMENTS AND WAIVERS

(a)	A waiver by the Ministry of any right under a Finance Document will only be effective to the extent expressly stated in writing by an authorised person on behalf of the Ministry. A failure by the Ministry to act, or a delay by the Ministry in exercising, or a non-exercise by the Ministry of, any right does not operate as a waiver of that right.

(b)	No amendment to this Agreement will be effective unless it is in writing and signed by an authorised person on behalf of the Ministry and the Borrower.

28	INCONSISTENCY

In the event of any inconsistency between the provisions of this Agreement and the provisions of any other Transaction Document, the provisions of this Agreement will prevail.

29	CONFIDENTIALITY

29.1	Confidentiality

Subject to clause 29.2 and 29.3, each party will maintain each other party’s confidential information in confidence. However, this will not prohibit:

(a)	a party from using or disclosing any information with the written prior consent of the other party;

(b)	use or disclosure of information that has become generally known to the public other than through a breach of a Finance Document;

(c)	a party from disclosing information to its personnel, its professional advisors or its senior lenders with a need to know, so long as the relevant personnel, professional advisors and senior lenders use the information solely to enable that party to perform its obligations and/or take the intended benefit of its rights under this Agreement, and so long as they are informed of the confidential nature of the information and in the case of the Borrower and the Guarantor, it receives an acknowledgement from its personnel, professional advisors or senior lenders that they acknowledge, and will comply with, the confidentiality obligations in this Agreement as if they were party to it;

(d)	disclosure required by any law, or any compulsory order or requirement issued pursuant to any law; or

(e)	the Ministry from using or disclosing to any third party any report licensed under clause 9.2 or clause 9.3, provided that prior to any such disclosure the Ministry removes all information that is commercially sensitive to the Borrower or its contractors from the relevant work.

The parties agree that the Finance Documents and the terms thereunder constitute confidential documents of the Ministry.

29.2	Ministry’s ability

The Borrower and the Guarantor acknowledge and agree that nothing in this Agreement restricts the Ministry’s ability to:

(a)	discuss, and provide all information in respect of, any matters concerning the parties, the Project or this Agreement with any Minister of the Crown, any other government agency or any of their respective advisors;

(b)	meet its obligations under any constitutional or parliamentary convention (or other obligation at law) of or in relation to the New Zealand Parliament, the New Zealand House of Representatives or any of its Committees, any Minister of the Crown, or the New Zealand Auditor-General, including any obligations under the “no surprises” policy advised by Ministers of the Crown; and

(c)	publicise and report on the loan funding, including the Borrower’s name, the amount and duration of the loan funding and a brief description of the Project, on websites, in media releases, in general announcements or in annual reports.

29.3	Official Information Act 1982

The Borrower and the Guarantor acknowledge and agree that:

(a)	the contents of this Agreement; and

(b)	information provided to the Ministry,

may be official information in terms of the Official Information Act 1982 and, in line with the purpose and principles of the Official Information Act 1982, this Agreement and such information may be released to the public unless there is good reason, in terms of the Official Information Act 1982, to withhold it.

30	ANTI-MONEY LAUNDERING

(a)	The Borrower agrees that the Ministry may delay, block or refuse to process any transaction without incurring any liability if the Ministry suspects that:

(i)	the transaction may breach any laws or regulations in New Zealand or any other country or any other prohibitions that may be applicable to the Ministry;

(ii)	the transaction involves any person (natural, corporate or governmental) that is itself sanctioned or is connected, directly or indirectly, to any person that is subject to sanctions imposed by the United States, the United Nations, the European Union or any country; or

(iii)	the transaction may directly or indirectly involve the proceeds of, or be applied, for the purposes of, conduct which is unlawful in New Zealand or any other country.

(b)	The Borrower must provide all information to the Ministry which the Ministry requires in order to manage its money-laundering, terrorism-financing or economic and trade sanctions risk or to comply with any laws or regulations in New Zealand or any other country. The Borrower agrees that the Ministry may disclose any information concerning the Borrower to any law enforcement, regulatory agency or court where required by any such law or regulation in New Zealand or any other country.

(c)	Unless the Borrower has disclosed that it is acting in a trustee capacity or on behalf of another party, the Borrower warrants that it is acting on its own behalf in entering into this Agreement.

(d)	The Borrower represents and warrants to the Ministry that the processing of any transaction by the Ministry in accordance with the Borrower’s instructions will not breach any laws or regulations in New Zealand or any other country or involve any sanctioned person.

31	TERMINATION AND SURVIVAL

(a)	This Agreement terminates on the earlier of:

(i)	if Financial Close has not occurred by the Expiry Date, the Expiry Date; and

(ii)	the date on which the Ministry is satisfied that all Amounts Outstanding have been repaid in full and no further Amounts Outstanding are capable of arising.

(b)	Clauses 9 (Intellectual Property), 10 (Indemnities), 14.15 (Media and Communications) and 16 (Information Undertakings) survive expiry or termination of this Agreement, along with any other parts of this Agreement necessary to give effect to those provisions. Expiry or termination of this Agreement does not affect any accrued rights, including any rights in respect of a breach of this Agreement or Event of Default that occurred before expiry or termination.

32	COUNTERPARTS

(a)	This Agreement may be executed in any number of counterparts (including scanned and emailed copies). So long as each party has received a counterpart signed by each of the other party, the counterparts together constitute a binding and enforceable agreement.

(b)	Where the Borrower or the Guarantor has transmitted to the Ministry an electronic copy of this Agreement (whether by email or otherwise) the Ministry is entitled to rely on the contents of that electronic copy as accurately reproducing the original and on that electronic copy (including the signatures) being authentic and complete.

33	RELATIONSHIP

No legal partnership, employer-employee, principal-agent or joint venture relationship is created or evidenced by this Agreement.

34	GOVERNING LAW

This Agreement is governed by New Zealand law, and the parties submit to the exclusive jurisdiction of the courts of New Zealand.

SCHEDULE 1: DRAWDOWN NOTICE

To:	[Ministry]

From:	[Borrower]

Date:

Dear Sirs / Madams

LOAN AGREEMENT DATED [ ] BETWEEN THE MINISTRY AND [INSERT NAME OF BORROWER] (THE AGREEMENT)

Kānoa Contract Number:

1	We refer to the Agreement. This is a Drawdown Notice. Terms defined in the Agreement have the same meaning in this Drawdown Notice unless given a different meaning in this Drawdown Notice.

2	We wish to drawdown the Advance on the following terms:

Proposed Drawdown Date:	[ Drafting Note: A date no less than 11 Business Days after the date of this Notice ] (or, if that is not a Business Day, the next Business Day)

Amount:	[X]

3	We confirm that each condition specified in clause 3.2 of the Agreement (Conditions to Advances) is satisfied on the date of this Drawdown Notice.

4	The proceeds of this Advance should be credited to the Project Account, being [account].

5	This Drawdown Notice is irrevocable.

Yours faithfully

authorised signatory for

[Borrower]

SCHEDULE 2: FORM OF DIRECTOR CERTIFICATE

To:	Ministry of Business, Innovation and Employment
[Legal advisor]

Re:	Loan Agreement: [insert name of Project]

I, [     ], a director of [insert full legal name of borrower] (the Company) certify as follows:

1	Board Resolutions

1.1	The board of directors of the Company (the Board) has passed resolutions:

(a)	approving the transactions (including conversion of amounts owing by the Company into ordinary shares in the Company) (the Transactions) contemplated by the documents listed in the schedule below (the Documents), and the Documents themselves; and

(b)	authorising execution of the Documents by the Company in the manner in which they have actually been executed.

1.2	The resolutions were duly passed either in writing signed by all of the directors of the Company entitled to receive notice of a meeting of the Board, or at a properly convened meeting of the Board in respect of which all quorum requirements were duly observed.

1.3	The Board resolutions remain in full force and effect.

2	Directors’ Interested Transactions

2.1	To the best of my knowledge and belief and having made due enquiry of all other of the Company’s directors, either:

(a)	none of the directors of the Company (as defined in section 126 of the Companies Act 1993 (the Act)) is interested (as that term is defined in section 139 of the Act) in the Transactions; or

(b)	where one or more of the Company’s directors is, or may be, interested in the Transactions, the Transactions have been disclosed to all shareholders of the Company, and all of the Company’s entitled persons have agreed in writing (pursuant to section 107(3) of the Act) to the Company’s entry into and performance of the Documents and the Transactions (so that nothing in sections 140 and 141 of the Act will apply to the Transactions).

3	Corporate Benefit

In approving the Documents and the Transactions, the Board, after taking into account all relevant factors, either:

(a)	considers that the Company is receiving fair value under them; or

(b)	has resolved that the Company’s entry into and performance of the Documents and the Transactions is in the best interests of the Company; or

(c)	considers that (pursuant to the express provision in the Company’s constitution) the Company’s entry into and performance of the Documents and the Transactions is in the best interests of the Company’s holding company and, if the Company is not a wholly owned subsidiary of the Company’s holding company, prior agreement to the Company’s entry into and performance of the Documents and the Transactions has been obtained from all of the Company’s shareholders other than the holding company.

4	Shareholder Action

It has been determined either:

4.1	that the Transactions do not constitute a “Major Transaction” for the purpose of section 129 of the Act; or

4.2	that the Transactions are a “Major Transaction” for the purpose of section 129 of the Act, and all of the shareholders of the Company have by special resolution:

(a)	approved the Documents and the Transactions; and

(b)	confirmed, approved and ratified the resolutions of the Board referred to above.

4.3	The shareholders of the Company have unanimously ratified and approved the resolutions of the Board after full disclosure by the directors of the Company of all relevant interests.

5	Due execution

Each of the Documents has been properly executed by the Company.

6	Solvency

6.1	I am not aware of any liquidation proceedings which have been commenced or are intended to be commenced by any person against the Company, or which are intended or anticipated by the Company.

6.2	Having taken into account all relevant factors (including, in the case of a guarantee, all rights of contribution and subrogation to which the Company would be entitled if called upon to perform its obligations and the solvency of the guaranteeing and guaranteed parties) the Board is of the view that the value of the consideration or benefit received by the Company under the Transactions is not less than the value of the consideration provided (or to be provided) by the Company.

6.3	After making due enquiry, the Board is of the view that the Company:

(a)	is able to pay its due debts;

(b)	is not engaged or about to engage in business for which its financial resources are unreasonably small;

(c)	will be able to perform its obligations under the Documents and the Transactions when required to do so; and

(d)	will not become unable to pay its due debts as a result of the Documents and the Transactions.

7	Financial Assistance

The Transactions do not include or involve any provision by the Company (directly or indirectly) of financial assistance in connection with the purchase of any shares issued or to be issued by the Company or its holding company.

8	Constitution

Either the Company does not have a constitution, or the constitution of the Company held on its record as maintained at the office of the Registrar of Companies at [place] as at [date] is complete and includes all alterations to date.

9	Conversion

The Company has taken all action necessary for the issue of ordinary shares in the Company to the Ministry or its nominee on in accordance with the terms of the Documents.

Signed by	Date:

Director

Schedule of Documents

[complete]

SCHEDULE 3: CONVERSION TERMS

General

1.	In the event of any inconsistency between the provisions of this Schedule 3 and the remainder of this Agreement, this Schedule 3 will prevail.

2.	In this Schedule 3:

Accession Deed means the accession deed (however described) under which the Ministry agrees to be bound by the provisions of the Shareholders’ Agreement.

Conversion means the conversion of some or all of the Amounts Outstanding into Conversion Shares in accordance with the conversion terms in this Schedule 3, and Convert and Converted shall have corresponding meanings.

Conversion Date means the date that is fifteen (15) Business Days following the date on which the Ministry provides a Conversion Notice to the Guarantor pursuant to this Schedule 3.

Conversion Notice means a notice of election to Convert given under paragraph 3 of this Schedule 3 by the Ministry to the Guarantor.

Conversion Price means the lowest price per ordinary share at which ordinary shares in the Guarantor are to be issued under the Qualifying Equity Financing, less 15%.

Conversion Shares means ordinary shares in the Guarantor which:

(i)	rank equally with, and have all of the same rights (including as to voting) as all ordinary shares in the Guarantor on issue immediately prior to the Conversion Date;

(ii)	are fully paid, with no calls or other amounts payable on them; and

(iii)	are subject to the provisions of the Shareholders’ Agreement and the Companies Act 1993, including any rights of pre-emption or other restrictions on transfer.

Qualifying Equity Financing means any issue of shares by the Guarantor (or any of a series of related share issuances by the Guarantor) after Financial Close where the Guarantor raises capital equal to or greater than $2,000,000, excluding the Seed Funding Capital Raise.

Relevant Amounts Outstanding means the amount of the Amounts Outstanding being Converted as specified in the relevant Conversion Notice.

Seed Funding Capital Raise means the capital raise by the Guarantor currently being undertaken or soon to be undertaken (at the date of this Agreement) whereby the Guarantor is seeking to raise $2,000,000 through the issue of shares.

Conversion

3.	The Borrower will promptly notify the Ministry in writing of any Qualifying Equity Financing and, on the giving of such notification, provide the Ministry with a then current copy of the Shareholders’ Agreement.

4.	Once notified by the Borrower of a Qualifying Equity Financing, the Ministry may, in its sole discretion, elect to Convert by notifying its election to the Guarantor in writing (via a Conversion Notice). A Conversion Notice must be provided to the Guarantor within 3 months of a date that the Ministry is notified of a Qualifying Equity Financing (exclusive of that date), time being strictly of the essence (Conversion Period). If a Conversion Notice is not received by the Guarantor before 5pm on the final day of the Conversion Period the Ministry shall be deemed to have elected not to Convert any of the Loan at that time.

5.	If the Ministry elects to Convert in accordance with paragraph 3 of this Schedule 3 then the following provisions shall apply:

(a)	subject to the Ministry having complied with clause 4(c), the Guarantor will issue to the Ministry or its nominee on the Conversion Date a number of Conversion Shares equal to the quotient of A divided by B, where:

A = an amount equal to the Relevant Amounts Outstanding; and

B = the applicable Conversion Price,

by entering the name of the Ministry or its nominee in the Guarantor’s share register as holder of the Conversion Shares;

(b)	on the Conversion Date, subject to the Guarantor fully complying with the terms set out in this Schedule 3 and the Ministry having complied with clause 4(c):

(i)	the Borrower’s obligation to repay the Relevant Amounts Outstanding will be immediately and irrevocably terminated and the Borrower will be deemed to have applied the Relevant Amounts Outstanding in satisfaction of the Ministry’s obligation to pay the aggregate subscription amount for the Conversion Shares;

(ii)	the Ministry is taken to have irrevocably directed that the Relevant Amounts Outstanding is to be applied by the Borrower as provided for in this paragraph 5(b);

(iii)	an amount equal to the Relevant Amounts Outstanding shall be deemed to be a debt owed by the Borrower to the Guarantor in consideration of the issue by the Guarantor of the Conversion Shares; and

(iv)	the Conversion Shares will be fully paid;

(c)	on or prior to the Conversion Date the Ministry will agree, or will procure that its nominee agrees, to be bound by the Guarantor’s shareholders’ agreement with effect on and from the Conversion Date, by delivering an executed Accession Deed to the Guarantor;

(d)	for the purposes of any calculations made under this Schedule 3 all figures must be rounded to 4 decimal places (with halves being rounded up), and if the total number of Conversion Shares to be issued to the Ministry or its nominee includes a fraction of a Conversion Share, that fraction of a Conversion Share will be disregarded;

(e)	the rights attaching to Conversion Shares issued as a result of Conversion take effect on the Conversion Date; and

(f)	the Guarantor will do, or procure that, all other necessary steps are taken for the issue of the Conversion Shares to the Ministry or its nominee in accordance with this Schedule 3.